West8 Tower
10205 Westheimer, Suite 1000
Houston, TX  77042
Phone: 713-973-5389
Fax: 713-973-5323
Elizabeth C. Powers
VP & Chief Administrative Officer

November 14, 2008
(Revised December 3, 2008)
(Revised December 9, 2008)

Walter J. Nye
Vice President & General Manager Operations, European Served Area (ESA)
Dresser-Rand
10205 Westheimer, Suite 1000
Houston, Texas 77042

Dear Walt;

The purpose of this letter is to confirm the benefits that will be provided to you in return for your continued service beyond the date you initially communicated to me for your resignation from Dresser-Rand subject to the conditions stated below.

Your resignation from your role as Vice President and General Manager Operations, ESA will be effective January 1, 2009.  In recognition of your willingness to continue on in your role as we searched for your successor, I am pleased to inform you that the Dresser-Rand Compensation Committee of the Board of Directors has approved (a) a 2008 AIM incentive payment, the calculation of which will be based on the greater of 2008 actual or target performance of the AIM ESA Operations plan in which you currently participate, timed to coincide with the Company’s normal AIM payment process and based on your actual months of service in 2008, (b) the acceleration of the vesting of all of your outstanding equity grants that would otherwise vest on February 15, 2009, to coincide with your last day of employment with the Company, and (c) the extension of the period during which you may exercise your vested stock appreciation rights to January 1, 2010, including but not limited to those shown below. The awards subject to vesting acceleration are as follows:
•  12,812 stock appreciation rights
•  3,414 restricted stock units

The Company will pay the cost of transporting a reasonable amount of personal effects from Le Havre to Houston; provided that the amount of goods for which the Company will pay is limited to 1100 pounds.  Moreover, the Company will also pay other reasonable costs incurred in your repatriation back to Houston.  However, the Company shall not pay in excess of $10,000 for the aggregate of such transportation or other reasonable costs.  This maximum does not include your personal airfare to return to Houston.  Further, the Company’s Tax Equalization Program and International Assignment Tax Program will continue to be made available to you and shall apply with your termination date being January 1, 2009.

The effectiveness of this letter agreement and all of these benefits are conditioned upon you signing the Company’s release and non-solicitation agreement and the agreement being effective and not subject to revocation.

Walt, I would like to take this opportunity to thank you for your contributions to Dresser-Rand over your 33 years of service.  On behalf of our Board of Directors and our Executive Leadership Team, it has been a great pleasure working with you.

Very Truly Yours,

/s/ Elizabeth C. Powers

Elizabeth C. Powers
Vice President and Chief Administrative Officer

Acknowledged and Agreed this 15th day of December, 2008.

/s/ Walter J. Nye

Walter J. Nye